PLATINUM GROUP METALS LTD.

CLAWBACK POLICY
(the "Policy")

This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), related rules and the listing standards of NYSE American LLC or any other stock exchange on which the shares of Platinum Group Metals Ltd. (the "Company") are listed in the future.

This Policy will apply if the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the U.S. federal securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period) (a "Financial Restatement"), and the result of such Financial Restatement is that any incentive-based compensation received by any executive officer of the Company during the recovery period would have been lower had it been calculated based on such restated results. If a Financial Restatement occurs, the Board of Directors of the Company (the "Board") or such other persons as may be designated by the Board (the Board or such other persons being referred to in this Policy as the "Administrators") shall make the determinations and take the steps contemplated in accordance with this Policy.

A Financial Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company's internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in authorized share structure.

COMPENSATION RECOVERY

If a Financial Restatement is required, and if the Administrators determine that the amount of any incentive-based compensation received by any executive officer of the Company during the recovery period (the "Awarded Compensation") would have been a lower amount had it been calculated based on such restated financial results (the "Actual Compensation"), then the Administrators shall, except as provided below, cancel, rescind, or otherwise seek to recover reasonably promptly from such executive officer for the benefit of the Company, and such executive officer will be required to forfeit or repay to the Company, the difference between the Awarded Compensation and the Actual Compensation without regard to any taxes paid (the "Excess Compensation"). Where the amount of Excess Compensation is not subject to mathematical recalculation directly from the information in a Financial Restatement, such as when the amount of Excess Compensation is based on stock price or total shareholder return, the amount must be based on a reasonable estimate of the effect of the Financial Restatement upon which the incentive-based compensation was received; and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the applicable stock exchange.

Platinum Group Metals Ltd. – Clawback Policy

IMPRACTICABILITY

The Administrators shall not seek such cancelation, rescission, forfeiture, or recovery from an executive officer to the extent the Administrators determine that it is impracticable to do so, in accordance with Rule 10D-1 of the Exchange Act, and the rules of the applicable stock exchange.

NOTICE AND OPPORTUNITY TO BE HEARD

Before the Administrators determine to seek cancelation, rescission, forfeiture, or recovery pursuant to this Policy, the Administrators shall provide to the applicable executive officer written notice and the opportunity to be heard at a meeting of the Administrators (which may be in-person or telephonic, as determined by the Administrators) held after a reasonable period of time.

METHOD OF RECOVERY

If the Administrators determine to seek cancelation, rescission, forfeiture or recovery pursuant to this Policy, the Administrators shall make a written demand for repayment from the applicable executive officer and, if such executive officer does not, within a reasonable period, forfeit or tender repayment in response to such demand, as may be required, and the Administrators determine that such executive officer is unlikely to do so, the Administrators may seek a court order against such executive officer for any such cancelation, rescission, forfeiture or repayment or determine, in their sole discretion, other method(s) for recovering reasonably promptly Excess Compensation hereunder. Such methods may include, without limitation:

  requiring reimbursement of incentive-based compensation previously paid;

  forfeiting any compensation contribution made under the Company's deferred compensation plans;

  offsetting the amount of Excess Compensation from any compensation that the executive officer may earn or be awarded in the future;

  taking any other remedial and recovery action permitted by law, as determined by the Administrators; or

  some combination of the foregoing.

OTHER RECOVERY RIGHTS

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement or similar agreement relating to incentive-based compensation received on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an executive officer to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other: (i) remedies or rights of compensation recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, or similar agreement relating to incentive-based compensation, unless any such agreement expressly prohibits such right of recovery, and (ii) legal remedies available to the Company. The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

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NO INDEMNIFICATION OR ADVANCE

Subject to applicable law, the Company shall not indemnify, including by paying or reimbursing for premiums for any insurance policy covering any potential losses, any executive officer against the loss of any Excess Compensation, nor shall the Company advance any costs or expenses to any executive officers in connection with any action to recover Excess Compensation.

OTHER DEFINITIONS

For the purposes of this Policy:

The term "executive officer" shall refer to the Company's president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company. Executive officers of the Company's parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company. "Policy-making function" excludes policy-making functions that are not significant.

The policy applies to all incentive-based compensation received by a person after beginning service as an executive officer, and who served as an executive officer at any time during the performance period for that incentive-based compensation.

The term "financial reporting measure" means measures (including non-GAAP financial measures) that are determined and presented in accordance with the accounting principles used in preparing the Company's financial statements, and any measures that are derived wholly or in part from such measures. A measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission (the "SEC") to constitute a financial reporting measure for purposes of this Policy.

The term "incentive-based compensation" means all compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure, including, for example, bonuses or awards under the Company's short and long-term incentive plans, grants and awards under the Company's equity incentive plans, and contributions of such bonuses or awards to the Company's deferred compensation plans or other employee benefit plans. For avoidance of doubt, incentive-based compensation that is deferred (either mandatorily or voluntarily) under the Company's non-qualified deferred compensation plans, as well as any matching amounts and earnings thereon, are subject to recovery under this Policy. Incentive-based compensation does not include awards that are granted, earned and vested without regard to attainment of financial reporting measures, such as time-vesting awards, discretionary awards and awards based wholly on subjective standards, strategic measures or operational measures.

Incentive-based compensation is deemed "received" in the Company's fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

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"Recovery period" means the three completed fiscal years immediately preceding the date that the Company is required to prepare a Financial Restatement, as well as any transition period as defined by Rule 10D-1 of the Exchange Act and the applicable stock exchange rule.

The date that the Company is "required" to prepare a Financial Restatement shall be determined in accordance with Rule 10D-1 of the Exchange Act and the applicable stock exchange rule.

INTERPRETATION OF THE POLICY

Any determination, modification, interpretation, or other action by the Administrators pursuant to this Policy shall be made and taken by a vote of a majority of its members. The Administrators have the sole authority to construe, interpret, and implement this Policy, make any determination necessary or advisable in administering this Policy, and modify, supplement, rescind, or replace all or any portion of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or applicable stock exchange.

SUCCESSORS

This Policy shall be binding upon and enforceable against all executive officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

EFFECTIVE DATE

The effective date of this Policy is October 2, 2023 (the "Effective Date"). This Policy applies to incentive-based compensation received by executive officers on or after the Effective Date that results from attainment of a financial reporting measure based on or derived from financial information for any fiscal period ending on or after the Effective Date. Without limiting the scope or effectiveness of this policy, compensation granted or received by executive officers prior to the Effective Date remains subject to the Company's prior Clawback Policy approved by the Board on March 20, 2017. In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any incentive-based compensation agreement, plan or program that the Company establishes or maintains on or after the Effective Date.

AMENDMENT AND TERMINATION

The Board may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to reflect changes in regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by the applicable stock exchange.

Adopted by the Board on October 2, 2023

Last Approved by the Board on January 11, 2024

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